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Habytat to Launch AI-Powered Pets in The Metaverse

With its mission to bring the metaverse to the masses, voting for initial pet breeds now open to the public

New Brunswick, NJ – February 28, 2023 – Habytat, a photorealistic metaverse for the masses powered by DatChat (Nasdaq: DATS), today announces that it will be launching AI-powered pets in the metaverse, using a proprietary AI and machine learning engine that learns from and responds uniquely to each user as they interact with their pet.

Just like our real-world furry friends, Habytat’s pets will progress from puppies and kittens to full-grown adults as users care for them. Users will be able to choose their puppy or kitten from several initial breeds, and will need to take care of them on a daily basis by making sure they have water, food, affection and are cleaned up after. Additionally, the pets can be taught basic obedience commands such as “sit,” “stay,” “down” and “fetch.” The pets will even have their favorite toys and places to lay, and will need to be taught where they can and can not go in their Habytat home.

“We want Habytat to be easy to use, accessible, but most importantly, fun. The launch of AI-powered metaverse pets brings a new level of interactivity for aspiring pet owners and animal lovers alike,” said Gianfranco Lopane, President of Habytat. “These pets will bond with their owners, play with them, and will have needs just as real pets do – bringing the nostalgia of the Tamagotchi and Neopets era to 2023.”

Today, voters will be able to select four dog breeds and two cat breeds to be featured first in Habytat’s metaverse upon launch in Spring 2023. New animals – including giraffes, monkeys, lions, tigers, and bears (oh my!) will be added into Habytat in the following months.

To get involved and have your say in which initial breeds will launch on Habytat, please visit https://habytat.io/pets.

About Habytat

Habytat by SmarterVerse, a subsidiary of DatChat Inc., is a metaverse platform and privacy-first social network. By dramatically lowering the financial and technical barriers to entry to the metaverse, Habytat is democratizing access to the digital realm and giving users a remarkable opportunity to co-create community, business and life together. Built on SmarterVerse Holding’s patented privacy technology, Habytat grants users complete control over their data, creating a social network users can trust. Learn more at habytat.io.

About DatChat Inc.

DatChat Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.